Exhibit 10.16

SHARE ESCROW AGREEMENT

This Share Escrow Agreement (this “Agreement”), dated as of _______, 2018, is entered into by and among Datasea Inc., a Nevada corporation (the “Company”), Zhixin Liu, an individual and Chairman of the Board of Directors, Chief Executive Officer, President, Interim-CFO, Secretary and Treasurer of the Company, Fu Liu, an individual and member of the Board of Directors of the Company and the father of Zhixin Liu (together with Zhixin Liu, the “Stockholders”, and each, a “Stockholder”), ViewTrade Securities, Inc., a Delaware corporation (“ViewTrade”), and West Coast Stock Transfer, Inc., a California corporation, as escrow agent (the “Escrow Agent”).

WHEREAS, the Company is conducting an underwritten public offering (the “Offering”) of its common stock, par value $0.001 per share (“Common Stock”), with ViewTrade serving as representative of the underwriters;

WHEREAS, as a condition to ViewTrade serving as representative of the underwriters in the Offering, the Stockholders have agreed to place, in the aggregate, a total of 14,250,000 shares of Common Stock (the “Escrow Shares”) held by the Stockholders, in the exact amounts for each Stockholder as set forth on Exhibit A attached hereto, into escrow with the Escrow Agent, on the terms and conditions set forth herein; and

WHEREAS, the Escrow Agent, which also serves as the Company’s transfer agent (in such capacity, the “Transfer Agent”) has agreed to act as escrow agent pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

Section 1. Appointment of Escrow Agent. The Stockholders and the Company hereby appoint the Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

Section 2. Establishment of Escrow; Restrictions on Transfer; No Short Sales. On the date hereof, as a condition to the closing of the Offering, the Stockholders shall deliver, or cause to be delivered, to the Escrow Agent, certificates representing the Escrow Shares, along with stock powers executed in blank (or such other signed instrument of transfer acceptable to the Transfer Agent). Each Stockholder hereby irrevocably agrees that other than in accordance with this Agreement, such Stockholder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any of the Escrow Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive Escrow Shares) or engage in any Short Sales (as defined herein) with respect to any security of the Company. In furtherance thereof, the Company will (a) place a stop order on all Escrow Shares, which shall expire as to the applicable Escrow Shares on the date such Escrow Shares are disbursed in accordance with the terms of this Agreement, and (b) notify the Transfer Agent in writing of the stop order and the restrictions on such Escrow Shares under this Agreement and direct the Transfer Agent not to process any attempts by either Stockholder to resell or transfer any Escrow Shares before the date the Escrow Shares are disbursed in accordance with the terms of this Agreement, or otherwise in violation of this Agreement. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

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Section 3. Representations of each Stockholder and the Company. Each of the Stockholders and the Company hereby represent and warrant, severally and not jointly, as to itself only, to each of ViewTrade and the Escrow Agent as follows:

(a)	Performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of such Stockholder or the Company (as the case may be) pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon such Stockholder or the Company (as the case may be).

(b)	Each of the Stockholders and the Company has carefully considered and understands his, her or its obligations and rights under this Agreement, and in furtherance thereof (x) has consulted with his, her or its legal and other advisors with respect thereto and (y) hereby forever waives and agrees that he, she or it may not assert any equitable defenses in any proceeding involving the Escrow Shares.

Section 4. Disbursement of the Escrow Shares. Each party hereto hereby agrees as follows:

(a)	In the event that the Valuation of the Company for the fiscal year ending June 30, 2019 is greater than the Valuation of the Company for the fiscal year ending June 30, 2018, then the Escrow Agent shall disburse, within five (5) business days after receipt of joint written instructions of the Company and ViewTrade, that number of Escrow Shares to the Stockholders (in accordance with their respective ownership percentages) as determined by subtracting the Valuation of the Company for the fiscal year ending June 30, 2018 from the Valuation of the Company for the fiscal year ending June 30, 2019, divided by the Offering Price (rounded up or down to the nearest whole share), not to exceed the Escrow Shares.

(b)	In the event that the Valuation of the Company for the fiscal year ending June 30, 2020 is greater than the Valuation of the Company for the fiscal year ending June 30, 2019, then the Escrow Agent shall disburse, within five (5) business days after receipt of joint written instructions of the Company and ViewTrade, that number of Escrow Shares to the Stockholders (in accordance with their respective ownership percentages) as determined by subtracting the Valuation of the Company for the fiscal year ending June 30, 2019 from the Valuation of the Company for the fiscal year ending June 30, 2020, divided by the Offering Price (rounded up or down to the nearest whole share), not to exceed the Escrow Shares.

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(c)	In the event that the Valuation of the Company for the fiscal year ending June 30, 2021is greater than the Valuation of the Company for the fiscal year ending June 30, 2020, then the Escrow Agent shall disburse, within five (5) business days after receipt of joint written instructions of the Company and ViewTrade, that number of Escrow Shares to the Stockholders (in accordance with their respective ownership percentages) as determined by subtracting the Valuation of the Company for the fiscal year ending June 30, 2020 from the Valuation of the Company for the fiscal year ending June 30, 2021, divided by the Offering Price (rounded up or down to the nearest whole share), not to exceed the Escrow Shares.

(d)	In the event that the Valuation of the Company for the fiscal year ending June 30, 2022 is greater than the Valuation of the Company for the fiscal year ending June 30, 2021, then the Escrow Agent shall disburse, within five (5) business days after receipt of joint written instructions of the Company and ViewTrade, that number of Escrow Shares to the Stockholders (in accordance with their respective ownership percentages) as determined by subtracting the Valuation of the Company for the fiscal year ending June 30, 2021 from the Valuation of the Company for the fiscal year ending June 30, 2022, divided by the Offering Price (rounded up or down to the nearest whole share), not to exceed the Escrow Shares.

(e)	In the event that the Valuation of the Company for the fiscal year ending June 30, 2023 is greater than the Valuation of the Company for the fiscal year ending June 30, 2022, then the Escrow Agent shall disburse, within five (5) business days after receipt of joint written instructions of the Company and ViewTrade, that number of Escrow Shares to the Stockholders (in accordance with their respective ownership percentages) as determined by subtracting the Valuation of the Company for the fiscal year ending June 30, 2022 from the Valuation of the Company for the fiscal year ending June 30, 2023, divided by the Offering Price (rounded up or down to the nearest whole share), not to exceed the Escrow Shares.

(f)	In the event that the Valuation of the Company for the fiscal year ending June 30, 2024 is greater than the Valuation of the Company for the fiscal year ending June 30, 2023, then the Escrow Agent shall disburse, within five (5) business days after receipt of joint written instructions of the Company and ViewTrade, that number of Escrow Shares to the Stockholders (in accordance with their respective ownership percentages) as determined by subtracting the Valuation of the Company for the fiscal year ending June 30, 2023 from the Valuation of the Company for the fiscal year ending June 30, 2024, divided by the Offering Price (rounded up or down to the nearest whole share), not to exceed the Escrow Shares.

(g)	In the event that the Company failed to fully and timely satisfy any of the milestones set forth in subsections (a)–(e) above: (i) but satisfies the milestone set forth in subsection (f), then the Escrow Agent shall disburse, within five (5) business days after receipt of joint written instructions of the Company and ViewTrade, all remaining Escrow Shares, not to exceed the total number of Escrow Shares, that would have previously been disbursed as if all previous milestones had been fully and timely achieved; or (ii) and failed to satisfy the milestone set forth in subsection (f), then the Escrow Agent shall disburse all remaining Escrow Shares, not to exceed the total number of Escrow Shares, to the Company within ten (10) business days after the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission (the “Commission”) for the fiscal year ending June 30, 2024, and upon written instruction of ViewTrade, after which the Company shall immediately, and no later than two (2) business days after receipt of such Escrow Shares, cancel such Escrow Shares. The Company shall provide evidence of such cancellation to ViewTrade, in a form reasonably satisfactory to ViewTrade, within five (5) business days after such cancellation.

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(h)	In the event that the Company failed to satisfy all of the milestones set forth in subsections (e) and (f), then the Escrow Agent shall disburse all remaining Escrow Shares to the Company within ten (10) business days after the Company files its Annual Report on Form 10-K with the Commission for the fiscal year ending June 30, 2024, and upon written instruction of ViewTrade, after which the Company shall immediately, and no later than two (2) business days after receipt of such Escrow Shares, cancel such Escrow Shares. The Company shall provide evidence of such cancellation to ViewTrade, in a form reasonably satisfactory to ViewTrade, within five (5) business days after such cancellation.

(i)	In the event that the Company fails to timely file any Annual Report on Form 10-K for any fiscal year referenced in subsections (a)–(f) above (after taking into account permitted extensions, or without approval of ViewTrade), then the Escrow Agent shall disburse all remaining Escrow Shares to the Company within ten (10) business days from the date that such Annual Report on Form 10-K was due, and upon written instruction of ViewTrade, after which the Company shall immediately, and no later than two (2) business days after receipt of such Escrow Shares, cancel such Escrow Shares. The Company shall provide evidence of such cancellation to ViewTrade, in a form reasonably satisfactory to ViewTrade, within five (5) business days after such cancellation.

(j)	In the event that the Company amends, restates, and/or otherwise revises any of its financial statements for any fiscal year identified in subsections (a)–(f) above whereby the effect would be to cause the Company to not satisfy a previously satisfied milestone, then the Stockholders shall immediately return such previously disbursed Escrow Shares to the Escrow Agent to be held and disbursed in accordance with the terms of this Agreement.

(k)	For the avoidance of doubt, each milestone, and any corresponding release of Escrow Shares, requires that the Common Stock be then listed on a national securities exchange as of the last date of each such fiscal year, and in no event shall the number of shares of Common Stock released to the Stockholders be greater than the total number of Escrow Shares.

(l)	The following terms have the following definitions:

“Revenue” shall be identical to the Revenue set forth in the Company’s statement of income (loss) set forth in each applicable Annual Report on Form 10-K for each fiscal year identified above.

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, as determined by generally accepted accounting principles, consistently applied, including without limitation, an accrual for bonuses (if any) payable to the Stockholders for the year for which EBITDA is determined using figures identical to those in each applicable Annual Report on Form 10-K for each fiscal year identified above, and excluding charges (if any) for the release of the Escrow Shares from escrow hereunder.

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“Valuation” means, for a fiscal year, the greater of (a) such fiscal year’s Revenue, as reported in the Company’s applicable Annual Report on Form 10-K as filed with the Commission for such fiscal year, multiplied by 1.65 and (b) such fiscal year’s EBITDA, as calculated from the Company’s applicable Annual Report on Form 10-K as filed with the Commission for such fiscal year, multiplied by 18.

“Offering Price” means $              .

(m)	Within five (5) business days after the timely filing (after taking into account permitted extensions) of each Annual Report on Form 10-K for each fiscal year referenced in each of the subsections (a)–(f) above, the Company shall provide to ViewTrade its calculations of Revenue and EBITDA with respect to the fiscal year then ended. In the event that the Company fails to deliver such calculations to ViewTrade within such five (5) business day period, then it shall be final, conclusive and binding on the parties that the Company failed to achieve such milestones. Within five (5) business days after receipt of such calculations, ViewTrade shall either (i) deliver written notice to the Company of any dispute it has with respect to such calculations or (ii) execute joint written instructions with the Company and provide such joint written instructions to the Company approving the disbursement of the Escrow Shares. If ViewTrade does not notify the Company of a dispute with respect to the calculations within such five (5) business day period, such calculations will be final, conclusive and binding on the parties. In the event that ViewTrade timely delivers written notice of a dispute with respect to either calculation, then ViewTrade and the Company shall negotiate in good faith to resolve such dispute. If ViewTrade and the Company, notwithstanding such good faith efforts, fail to resolve such dispute within ten (10) business days after ViewTrade advises the Company of its objections, then ViewTrade and the Company shall jointly enter arbitration in accordance with the rules and procedures of the AAA (as defined below) for final determination of the calculations. As promptly as practicable thereafter, ViewTrade and the Company shall each prepare and submit a presentation to the Arbitrator (as defined in Section 16(b)). ViewTrade and the Company shall use reasonable efforts to cause the Arbitrator to deliver its determination, based solely upon the presentations by ViewTrade and the Company, within thirty (30) days of the matters being referred to the Arbitrator. The Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 4(m), only the disputed calculations, and the determination of each amount of the disputed calculations shall be made in accordance with the procedures set forth in this Section 4(m). All determinations made by the Arbitrator will be final, conclusive and binding on all parties to this Agreement and upon which a judgment may be entered by a court having jurisdiction thereover.

Section 5. Duration. This Agreement shall terminate upon the disbursement of all of the Escrow Shares in accordance with the terms of this Agreement.

Section 6. Escrow Shares. For so long as the Escrow Shares remain in escrow with the Escrow Agent in accordance with the terms of this Agreement, (a) any dividends payable in cash with respect to the Escrow Shares and all voting and other shareholder rights (under law or pursuant to any documentation to which the Company is a party or otherwise bound) applicable to the Escrow Shares shall be paid to and retained by, as applicable, each Stockholder, but any dividends payable in shares or other non-cash property shall be delivered to the Escrow Agent to be held in accordance with the terms of this Agreement, and (b) should the Escrow Agent receive cash dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to each Stockholder and shall not be invested or held for any time longer than is needed to effectively re-route such items to each Stockholder. In the event that the Escrow Agent receives a communication from the Company requiring the conversion of the Escrow Shares to cash or the exchange of the Escrow Shares for that of an acquiring company, then such cash or exchanged shares shall be redeposited with the Escrow Agent. Each Stockholder shall be responsible for all of his or her respective taxes resulting from any such conversion or exchange.

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Section 7. Interpleader.  Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrow Shares, the Escrow Agent shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. The Escrow Agent is also hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing the Escrow Agent. If the Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in New York, New York, and the Escrow Shares in dispute shall be deposited with the court and in such event the Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrow Shares and any other obligations hereunder.

Section 8. Exculpation and Indemnification of Escrow Agent.

(a)	The Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. The Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than the Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document. Except for this Agreement and instructions to the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

(b)	The Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. The Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws upon fiduciaries. The Escrow Agent shall not be liable, directly or indirectly, for any (i) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have directly resulted from the Escrow Agent’s gross negligence or willful misconduct, or (ii) special, indirect or consequential damages or losses of any kind whatsoever (including, without limitation, lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

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(c)	The Company and each Stockholder each hereby, jointly and severally, indemnify and hold harmless the Escrow Agent and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by the Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of the Escrow Agent hereunder; except, that if the Escrow Agent is guilty of willful misconduct or gross negligence under this Agreement, then the Escrow Agent, will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence. Promptly after the receipt by the Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, the Escrow Agent, will notify the other parties hereto in writing. For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 8 shall survive the termination of this Agreement, and the resignation or removal of the Escrow Agent.

Section 9. Compensation of Escrow Agent. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that the Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence and unless required to prevent irreparable harm to the Escrow Agent, the Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and the Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

Section 10. Resignation of the Escrow Agent. At any time, upon ten (10) business days’ written notice to each of the other parties hereto, the Escrow Agent may resign and be discharged from its duties as the Escrow Agent hereunder. As soon as practicable after its resignation, the Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company, and reasonably acceptable to ViewTrade, the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the ten (10) business day period following the giving of notice of resignation by the Escrow Agent, the Company shall have failed to appoint a successor escrow agent, the Escrow Agent shall deposit the Escrow Shares as directed by ViewTrade with the understanding that such Escrow Shares will continue to be subject to the provisions of this Agreement.

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Section 11. Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, the Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by the Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to the Escrow Agent and at the requesting party’s expense.

Section 12. Notice. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, on the business day of such delivery (as evidenced by the signed certified mail card), (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine), or (v) if delivered by email on the business day of such delivery (as evidenced by delivery confirmation). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 9), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to addresses or facsimile numbers as applicable set forth on the signature page hereto.

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Section 13. Execution in Counterparts. This Agreement may be executed and delivered in counterparts in any manner (paper, facsimile, electronic or other means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14. Assignment and Modification. This Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only following the prior written consent of ViewTrade. This Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent only with the prior consent of the Company and ViewTrade. This Agreement and the rights and obligations hereunder of each Stockholder may not be assigned. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by all of the parties hereto. This Agreement is binding upon and intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement.

Section 15. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York, excluding, to the greatest extent a New York court would permit, the application of the laws of any jurisdiction other than the State of New York. Subject to Section 16, each party hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state or federal courts in New York city in the State of New York (the “New York Courts”) for any action, suit, or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in the New York Courts). Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in the New York Courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such action, suit, or proceeding brought in any New York Court has been brought in an inconvenient forum. The parties hereto each hereby knowingly, voluntarily, irrevocably and intentionally waive the right each may have to a trial by jury with respect to any litigation based hereon or arising out of, under or in connection with this Agreement or the subject matter thereof. This provision is a material inducement for the parties to enter into this Agreement.

Section 16. Dispute Resolution.

(a)	Except with respect to disputes regarding the calculations of Revenue and Market Capitalization as contemplated by Section 4, which shall be resolved solely in accordance with Section 4(m), the parties agree to negotiate in good faith to resolve any controversy or claim arising out of or related to this Agreement, including the validity, interpretation or performance hereof.

(b)	In the event the parties are unable to settle a dispute between them in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”). The arbitration shall be conducted by the AAA before a single arbitrator (the “Arbitrator”). The place of the arbitration shall be in New York, New York. The arbitration shall be conducted in English. Accordingly, the parties hereby waive a judicial proceeding, except for enforcing the arbitration awards or in cases in which the arbitral tribunal requires judicial assistance, including through precautionary measures. Each party hereto shall bear its own costs, including arbitration costs, and attorneys’ fees. Any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

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(c)	Each party hereto agrees that monetary damages may not be an adequate remedy for any breach of the provisions of this Agreement. Accordingly, each party hereto agrees that in the event of any threatened or actual breach of this Agreement, the non-breaching party, in addition to any other remedies at law that it may have, shall be entitled to seek equitable relief (including, among other things, the remedies of injunction, specific performance or a combination of these remedies) in any court of competent jurisdiction.

Section 17. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

Section 18. Recitals. The recitals herein above are hereby incorporated into this Agreement as if fully stated herein.

Section 19. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

Datasea Inc.

By:
Name: Zhixin Liu
Title: Chief Executive Officer

Address:
1 Xinghuo Rd. Changning Building, 11th Floor
Fengtai District, Beijing, People’s Republic of China 100070
Attention: Chief Executive Officer
Email: liuzhixin@shuhaixinxi.com

ViewTrade Securities, Inc.

By:
Name: Douglas Aguililla
Title: Director

Address:
7280 W. Palmetto Park Road, Suite 310
Boca Raton, FL 33433
Attention: Douglas Aguililla
Email: dougagui@viewtrade.com

West Coast Stock Transfer, Inc.

By:
Name:
Title:

Address:
721 N. Vulcan Ave. Ste. 205
Encinitas, CA 92024
Attention: Frank Brickell
Email: fbrickell@wcsti.com

[Signature Page Continues]

[Signature Page to Escrow Agreement]

Zhixin Liu

Address:

Fu Liu

Address:

[End of Signature Page to Share Escrow Agreement]

[Signature Page to Escrow Agreement]

EXHIBIT A

ESCROW SHARES

Name	Total Escrow Shares
Zhixin Liu	9,104,167
Fu Liu	5,145,833
Total	14,250,000

EXHIBIT B

FEE SCHEDULE

[SEE ATTACHED]